Exhibit 99.2

PRIMORIS SERVICES CORPORATION

INDUCEMENT AWARD

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of ____________________ (the “Grant Date”) by and between Primoris Services Corporation, a Delaware corporation (the “Company”), and _____________________, an employee of the Company or its subsidiary (“Executive”).

RECITALS

A.           The Company desires to recognize the contribution Executive is expected to make and to provide an incentive to Executive to assist the Company in achieving continued success by granting Executive an award of restricted stock units.

B.            This award is an inducement material to Executive’s entry into employment within the meaning of Nasdaq Listing Rule 5635(c)(4).

C.           This award is granted outside of the Company’s 2013 Equity Incentive Plan (the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the award were a restricted stock unit award granted under the Plan.

D.           Unless provided otherwise herein, the terms and conditions of the Plan applicable to an award of restricted stock units granted under the Plan are incorporated herein by this reference and made a part of this Agreement.

E.           Except as otherwise provided in this Agreement, all capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.

F.            Executive desires to accept such award on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Grant of Restricted Stock Units. Subject to the terms, conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to Executive ______Restricted Stock Units (the “Units”). The value of each Unit on the Grant Date, based on the prior business day closing price per share of Stock was $_____. The Units shall vest and be payable as set forth in this Agreement, subject to earlier termination, cancellation and forfeiture as provided in this Agreement.

2.            Vesting Schedule. The Units shall vest 100% on the third anniversary of the Grant Date, provided that Executive must remain continuously employed with the Company or its subsidiary through such date in order for the Units to vest. Vesting is subject to earlier acceleration or termination, cancellation and forfeiture as provided in this Agreement.

3.            Termination of Executive Without Cause; Executive’s Death or Disability. If, at any time prior to the third anniversary of the Grant Date, Executive’s employment with the Company or its subsidiary is terminated by the Company or such subsidiary without Cause (as that term is defined below) or by reason of Executive’s death or Disability (as defined in Section 17.6 of the Plan), then: (a) the vesting of the Units shall accelerate and all Units shall vest on the effective date of Executive’s termination by the Company or such subsidiary without Cause, the date of Executive’s death or the date Executive becomes Disabled, as applicable; and (b) the Units will be payable as set forth in Section 6(b) of this Agreement. For purposes of this Agreement, “Cause” shall having the meaning set forth in Executive’s employment agreement with the Company or its subsidiary or, in the absence of any such agreement, shall mean (i) failure by Executive to devote substantially all of Executive’s working time to the business of the Company and/or to its affiliates and subsidiaries; (ii) willful disregard of Executive’s duties, or Executive’s intentional failure to act where the taking of such action would be in the ordinary course of the Executive’s duties, as such scope is defined by the Company; (iii) gross negligence or willful misconduct in the performance of Executive’s duties, as such scope is defined by the Company; (iv) commission by Executive of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or (v) unlawful use by Executive (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Company, or any of its affiliates and subsidiaries, or while performing duties and responsibilities to the Company and/or any of its affiliates and subsidiaries.

4.            Change in Control. If, at any time prior to the third anniversary of the Grant Date, a Change in Control (as such term is defined below) of the Company occurs, then: (a) the vesting of the Units shall accelerate and all Units shall vest upon the effective date of the Change in Control; and (b) the Units will be payable as set forth in Section 6(b) of this Agreement; provided, however, that if the Company determines that a Change in Control is unintentional and the transaction is capable of being reversed and/or cancelled and/or unwound, the vesting of the Units shall not be accelerated. For purposes of this Agreement, “Change in Control” means the first to occur of: (i) a change in the ownership of a substantial portion of the assets of the Company such that any one person, or more than one person acting as a group (as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations thereunder) (Code Section 409A, together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or other guidance that may be issued after the date hereof, “Section 409A”), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or (ii) a change in the effective control of the Company such that any one person, or more than one person acting as a group (as determined under Section 409A), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing more than 50% of the total fair market value or total voting power of the stock of the Company. For purposes of the preceding clauses (i) and (ii), terms used therein shall have the meanings ascribed to them by Section 409A. A Change in Control shall not occur if any subsidiary of the Company is the acquirer.

5.            Termination of Executive for Cause; Executive’s Resignation. If Executive’s employment with the Company or its subsidiary is terminated for Cause or Executive resigns from his employment with the Company or its subsidiary for any reason, then all unvested Units shall automatically be terminated, cancelled and forfeited as of the effective date of termination or resignation without payment of any consideration by the Company and without any further action or obligations on the part of the Company, and Executive shall have no further right or interest whatsoever with respect to any such unvested Units under this Agreement. For clarification, if the effective date of Executive’s termination for Cause or resignation for any reason occurs on a vesting date, the Units that would otherwise be required to be vested on such date shall vest.

6.            Form and Timing of Payment.

(a)             Each Unit represents the right to receive, at the time of payment, compensation equal to the value of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”). Subject to the other terms of this Agreement and the applicable terms of the Plan, any Units that vest will be paid to Executive in whole shares of Common Stock.

(b)             Subject to the other terms of this Agreement, all Units that have vested and that have not been terminated, cancelled or forfeited under this Agreement will be paid to Executive in a single sum as soon as practicable, and in all events within 60 days following, the applicable vesting date.

(c)             All issuances of shares will be subject to any applicable requirements of Section 409A of the Code and the applicable provisions of the Plan.

(d)             If payment would otherwise occur on a day on which the sale of shares of Common Stock by Executive would violate the Company’s Insider Trading Policy, then the payment shall occur on the next day on which the sale of such shares would not violate the Insider Trading Policy.

7.            Voting. Executive shall have no voting rights unless and until shares of Common Stock, if any, are issued to Executive in accordance with the provisions of this Agreement.

8.            Dividend Equivalents. Executive shall accrue Dividend Equivalents with respect to the Company’s payment of cash dividends on shares of Common Stock during the period beginning on the vesting date and ending on the applicable payment date. Such Dividend Equivalents, if any, shall be accrued to Executive as additional whole Restricted Stock Units (“Additional Units”). The number of Additional Units (rounded to the nearest whole number) so accrued shall be determined according to the following calculation: (a) the amount of cash dividends paid on such date with respect to the number of Units vested on such date divided by (b) the Fair Market Value per share of Common Stock on such date. Such Additional Units, if any, shall be subject to the same terms and conditions and shall be paid in the same manner and at the same time (or as soon thereafter as practicable) as the Units. In the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3 of the Plan, appropriate adjustments will be made so that the Units represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which Executive would be entitled by reason of the shares of Common Stock issuable upon settlement of the Units, and all such new, substituted or additional securities or other property shall be immediately subject to the same terms and conditions as are applicable to the Units.

9.            Non-transferability. The Units are subject to the terms, conditions and restrictions on transfer set forth in Section 9.7 of the Plan.

10.          No Right to Continued Service or Employment.  Nothing in this Agreement shall be construed to confer upon Executive the right to continue in the employ or to provide services to the Company or its subsidiaries, or interfere with or restrict in any way the right of the Company or its subsidiaries, which are hereby expressly reserved, to terminate the services of or discharge Executive at any time for any reason whatsoever, with or without Cause.

11.          Accounting Restatements. The Units and this Agreement shall be subject to, and Executive shall be subject to and required to comply with, the terms and conditions set forth in Section 18.2(b) of the Plan.

12.          Section 409A. Any payment made pursuant to this Agreement is intended to qualify for an exception from Section 409A or comply with the requirements of Section 409A and the terms hereof shall be construed in favor of meeting any applicable requirements of Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Units and Additional Units, if any, granted to Executive qualify for exemption from or comply with Section 409A (without any obligation to do so or to indemnify Executive or any other person for failure to do so); provided, however, that the Company makes no representations that the Units or the Additional Units, if any, shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Units or the Additional Units, if any.

13.          Taxes. Executive agrees that, to the extent required by law, on the date as of which payment is made pursuant to this Agreement, Executive shall pay to the Company or applicable subsidiary (in cash, or to the extent permitted by the Committee, shares of Stock held by Executive for such period of time necessary, if any, to avoid adverse accounting treatment and whose Fair Market Value (as such term is defined in the Plan) on the date the payment is made equal to the amount of Executive’s tax withholding liability) any federal, state, local income or employment taxes of any kind required by law to be withheld, if any, with respect to the payment; provided that Executive may elect to satisfy this withholding obligation by having the Company withhold from Executive the number of Units having a Fair Market Value equal to the tax withholding obligation in respect of the Units that are payable. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any subsidiary (for purposes of this Section, the term “Company” shall be deemed to include any applicable subsidiary), shall have the right to deduct from all amounts paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with the Units.  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to Executive.

14.          Adjustments. The Units may be adjusted as provided for in Section 4.3 of the Plan.

15.         Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue any Units to Executive under this Agreement if the issuance shall constitute a violation by Executive or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

16.         Executive’s Representations. Notwithstanding anything herein to the contrary, Executive hereby represents and warrants to the Company, that:

(a)             Executive is acquiring the Units for his or her own account, for investment purposes only, and not with a view to the distribution, resale, or other disposition not in compliance with the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.

(b)             Executive is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(c)             The decision of Executive to acquire the Units for investment has been based solely upon the evaluation made by Executive.

(d)            Executive recognizes and understands that the Units and any shares of Common Stock issued upon payment may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement or an available exemption, Executive must hold the Units and any such shares indefinitely. Executive further acknowledges that Rule 144 promulgated under the Securities Act may not be applicable to the Units or any such shares and understands that the Company will not be obligated to make the filings and reports, or make publicly available the information, which is a condition to the availability of Rule 144. Executive further recognizes that the Company is under no obligation to register the Units or any such shares or to comply with any exemption from such registration. Executive understands that the certificates representing any such shares may carry one or more legends incorporating such restrictions.

(e)            Executive acknowledges that Executive is a sophisticated investor, having such knowledge and experience in financial and business matters as to be capable of making an informed investment decision with respect to the acquisition of the Units and that Executive has the financial wherewithal to absorb the loss of any investment in the Units or any shares of Common Stock issued upon payment.

(f)             Executive acknowledges receipt of all information Executive considers necessary or appropriate for deciding and evaluating the merits and risks of acquiring and holding the Units. Executive acknowledge that Executive has had an opportunity to ask questions and to receive answers from the Company regarding the Units and the business properties, prospects, and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to Executive or to which Executive had access.

(g)            Executive acknowledges that applicable securities laws provide restrictions on the ability of stockholders to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber their shares and places certain other restrictions on Executive.

17.          Notices. All notices, demands and requests given or required to be given under this Agreement shall be in writing, and shall be given by: (a) facsimile transmission, e-mail or other electronic means of communication; (b) personal delivery or recognized overnight courier (e.g. Federal Express ); or (c) first class registered mail, postage prepaid, return receipt requested; to the addressees set forth below, and shall be deemed given on the date of service if personally delivered, on the date of receipt as indicated on the customary receipt used by the delivery service or, in the case of a facsimile transmission, e-mail or other electronic means of communication, as of the date that such transmission, e-mail or other electronic means of communication is confirmed to have been completed:

If to the Company:	Primoris Services Corporation
2300 N. Field Street, Suite 1900
Dallas, TX 75201
Attention: John M. Perisich, Executive Vice President, Chief Legal
Officer and Secretary
Facsimile:
E-mail:

If to Executive:	The most recent address in the Company’s records.

18.          Specific Performance. By accepting the Units, Executive acknowledges that the Company does not have an adequate remedy in damages for the breach by Executive of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against Executive issued by any court having jurisdiction.

19.          Severability. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction, with respect to any and all claims under the Agreement, to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

20.          Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement, or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

21.          Assignment. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

22.          Headings. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

23.          Amendment; Waivers. This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by the parties. Waiver by any party of any breach of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any subsequent breach.

24.          Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

25.          Construction. The parties acknowledge that each has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. In addition, the term “including” and its variations are always used in the non-restrictive sense (as if followed by a phrase such as “but not limited to”). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the parties.

26.          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile or .pdf signatures will be valid and binding.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive, to evidence Executive’s consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified above.

THE “COMPANY”

PRIMORIS SERVICES CORPORATION,

a Delaware corporation

By:

Print Name:

Title:

“EXECUTIVE”

[Name]

SIGNATURE PAGE TO

INDUCEMENT AWARD

RESTRICTED STOCK UNIT AGREEMENT